Exhibit 99.1

Item 6.  Selected Financial Data

The following table sets forth our selected consolidated financial information for the periods indicated. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes to the consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Our consolidated financial statements are prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States (U.S. GAAP). The consolidated statements of income and cash flow data for each of the three years ended December 31, 2008, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements included in this Current Report on Form 8-K. The consolidated statements of income and cash flow data for the years ended December 31, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2006, 2005 and 2004 are derived from our audited consolidated financial statements that are not included in this Current Report on Form 8-K.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(US$ in millions)
Consolidated Statements of Income Data:
Net sales	$52,574	$37,842	$26,274	$24,377	$25,234
Cost of goods sold	(48,538)	(35,327)	(24,703)	(22,806)	(23,348)
Gross profit	4,036	2,515	1,571	1,571	1,886
Selling, general and administrative expenses	(1,613)	(1,359)	(978)	(956)	(871)
Interest income	214	166	119	104	103
Interest expense	(361)	(353)	(280)	(231)	(214)
Foreign exchange (loss) gain	(749)	217	59	(22)	(31)
Other income (expense)—net	10	15	31	22	18
Income from operations before income tax	1,537	1,201	522	488	891
Income tax (expense) benefit	(245)	(310)	36	82	(289)
Income from operations after income tax	1,292	891	558	570	602
Equity in earnings of affiliates	34	33	23	31	13
Net income	1,326	924	581	601	615
Net income attributable to noncontrolling interest	(262)	(146)	(60)	(71)	(146)
Net income attributable to Bunge	1,064	778	521	530	469
Convertible preference share dividends	(78)	(40)	(4)	—	—
Net income available to common shareholders	$986	$738	$517	$530	$469

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(US$, except outstanding share data)
Per Share Data:
Earnings per common share — basic(1)
Earnings to Bunge common shareholders	$8.11	$6.11	$4.32	$4.73	$4.42
Earnings per common share — diluted(2)(3)
Earnings to Bunge common shareholders	$7.73	$5.95	$4.28	$4.43	$4.10
Cash dividends declared per common share	$.740	$.670	$.630	$.560	$.480
Weighted average common shares outstanding—basic	121,527,580	120,718,134	119,566,423	112,131,739	106,015,869
Weighted average common shares outstanding—diluted(2)(3)	137,591,266	130,753,807	120,849,357	120,853,928	115,674,056

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(US$ in millions)
Consolidated Cash Flow Data:
Cash provided by (used for) operating activities	$2,543	$(411)	$(289)	$382	$802
Cash used for investing activities	(1,106)	(794)	(611)	(480)	(824)
Cash (used for) provided by financing activities	(1,146)	1,762	891	21	(91)

	December 31,
	2008	2007	2006	2005	2004
	(US$ in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,004	$981	$365	$354	$432
Inventories(4)	5,653	5,924	3,684	2,769	2,636
Working capital	5,102	5,684	3,878	2,947	2,766
Total assets	20,230	21,991	14,347	11,446	10,907
Short-term debt, including current portion of long-term debt	551	1,112	610	589	681
Long-term debt	3,032	3,435	2,874	2,557	2,600
Mandatory convertible preference shares(2)	863	863	—	—	—
Convertible perpetual preference shares(2)	690	690	690	—	—
Common shares and additional paid-in-capital	2,850	2,761	2,691	2,631	2,362
Total equity	$8,128	$8,697	$6,078	$4,551	$3,655

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in millions of metric tons)
Other Data:
Volumes:
Agribusiness	117.7	114.4	99.8	97.5	88.6
Fertilizer	11.1	13.1	11.6	11.5	11.6
Food products:
Edible oil products	5.7	5.5	4.8	4.3	4.7
Milling products	3.9	4.0	3.9	3.9	4.0
Total food products	9.6	9.5	8.7	8.2	8.7
Total volume	138.4	137.0	120.1	117.2	108.9

(1)                                  Earnings per common share basic is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period.

(2)                                  Bunge has 862,455 5.125% cumulative mandatory convertible preference shares outstanding as of December 31, 2008. The annual dividend on each mandatory convertible preference share is $51.25, payable quarterly. Each mandatory convertible preference share has an initial liquidation preference of $1,000, plus accumulated and unpaid dividends. As a result of adjustments to the initial conversion rates because cash dividends paid on Bunge Limited’s common shares exceeded certain specified thresholds, each mandatory convertible preference share will automatically convert on December 1, 2010 into between 8.2208 and 9.7005 Bunge Limited common shares. Each mandatory convertible preference share is also convertible at any time before December 1, 2010, at the holder’s option, into 8.2208 Bunge Limited common shares. These conversion rates are subject to certain additional anti-dilutive adjustments. Bunge also has 6,900,000 4.875% cumulative convertible perpetual preference shares outstanding. Each cumulative convertible preference share has an initial liquidation preference of $100 per share plus accumulated and unpaid dividends up to a maximum of an additional $25 per share. As a result of adjustments made to the initial conversion price because cash dividends paid on Bunge Limited’s common shares exceeded certain specified thresholds, each cumulative convertible preference share is convertible, at the holder’s option, at any time, into approximately 1.0854 Bunge Limited common shares (7,488,970 Bunge Limited common shares), subject to certain additional anti-dilution adjustments. The calculation of diluted earnings per common share for the year ended December 31, 2006 does not include the weighted average common shares that were issuable upon conversion of the preference shares as they were not dilutive for such period.

(3)                                  In October 2005, Bunge announced its intention to redeem for cash the remaining approximately $242 million principal amount outstanding of its 3.75% convertible notes. In accordance with the terms of the notes, substantially all of the then outstanding convertible notes were converted into 7,532,542 common shares of Bunge Limited at the option of the holders prior to the redemption date of November 22, 2005. The calculation of diluted earnings per common share for the year ended December 31, 2005 includes the weighted average common shares that were issuable upon conversion of the convertible notes through the date of redemption. The calculation of diluted earnings per common share for the year ended December 31, 2004 includes the weighted average common shares that were issuable upon conversion of the convertible notes during this period.

(4)                                  Included in inventories were readily marketable inventories of $2,741 million, $3,358 million, $2,325 million, $1,534 million and $1,264 million at December 31, 2008, 2007, 2006, 2005 and 2004, respectively. Readily marketable inventories are agricultural commodity inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.